Exhibit 99.1

Contact:

Jeffrey E. Schwarz
Chief Executive Officer

HL Acquisitions Corp.

(212) 486-8100

FOR IMMEDIATE RELEASE

HL ACQUISITIONS CORP. ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

New York, NY, June 28, 2018 – HL Acquisitions Corp. (Nasdaq: HCCHU) (the “Company”) announced today that its Registration Statement on Form S-1 was declared effective by the Securities and Exchange Commission. The closing of the Company’s initial public offering of 5,000,000 units is expected to occur on or about July 2, 2018. Each unit consists of one of the Company’s ordinary shares, no par value (“Ordinary Shares”), one right to receive one-tenth (1/10) of an Ordinary Share upon the consummation of an initial business combination (the “Rights”) and one redeemable warrant (“Warrant”), with each Warrant entitling the holder to purchase one Ordinary Share at a price of $11.50 per share. Each Unit will be sold at an offering price of $10.00 per unit for aggregate gross proceeds of $50,000,000. Once the securities comprising the units begin separate trading, the Ordinary Shares, Rights and Warrants are expected to be traded on Nasdaq under the symbols “HCCH,” “HCCHR” and “HCCHW,” respectively.

EarlyBirdCapital, Inc. acted as sole book-running manager of the offering and I-Bankers Securities, Inc. acted as co-manager of the offering. The offering was made only by means of a prospectus, copies of which may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Investor Relations, 212-661-0200. Copies are also available on the Securities and Exchange Commission’s website, www.sec.gov.

HL Acquisitions Corp. is a newly formed blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company intends to focus its search for a target business in the hydrocarbon logistics and processing industry.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

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